UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2014

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On October 7, 2014, The Deal, LLC, a wholly owned subsidiary of TheStreet, Inc., a Delaware corporation (collectively, “Company”) entered into a share purchase agreement (the "Agreement") with Management Diagnostics Limited ("MDL"), a privately held company headquartered in London, England, and certain MDL shareholders to acquire all of the outstanding share capital of MDL. MDL is the owner of BoardEx, the leading institutional relationship capital management database and platform (the “Product”).

Under the terms of the Agreement, the MDL shareholders will be entitled to receive initial cash consideration of $22.5 million, subject to a holdback covering certain tax, warranty and indemnity claims and certain deductions relating to purchase price adjustments, taxes and other closing costs. Since the Company will be assuming net working capital and acquiring cash as part of the acquisition, the net cash consideration at closing is expected to be approximately $21 million. In addition, certain MDL shareholders may be entitled to receive an earn-out payment based on 2017 net revenue attributable to the Product. The Company has the right to deduct certain taxes and claims from the earn-out amount that would otherwise be payable under the Agreement. It is expected that the earn-out will be paid in the second quarter of 2018. Finally, concurrent with the signing of the Agreement, the Company is purchasing Warranty Insurance from Pembroke Syndicate 4000 at Lloyds with a policy limit of $5 million dollars, subject to a deductible.

The closing of the transaction is contingent upon customary closing conditions, as well as the execution of a drag-along procedure in respect of certain MDL minority shareholders in accordance with MDL's articles of association. In the event that the transaction does not close due to a failure to obtain 100% of the outstanding share capital of MDL, the Company is entitled to receive a break fee of $500,000. The transaction is expected to close during the fourth quarter of 2014.

Item 8.01 – Other Events.

On October 7, 2014, the Company issued a press release announcing the execution of the Agreement. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated October 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2014

THESTREET, LLC

By:	/s/ John Ferrara
Name:	John Ferrara
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated October 7, 2014.